Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

Nocera, Inc.

2030 Powers Ferry Road, Suite 212

Atlanta, GA 30339

Ladies and Gentlemen:

October 7, 2024

We, Centurion ZD CPA & Co., hereby consent to the use of our report dated April 1, 2024 on the financial statements of Nocera, Inc. for the fiscal year ended December 31, 2023 in connection with the amended Form 10-K filing for the same period.

We have reviewed the amendments made to the Form 10-K, and we confirm that these changes do not affect our original opinion on the financial statements. Therefore, we are comfortable with the retention of the original date on our auditor’s report.

Yours very truly,

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.